AGREEMENT AND PLAN OF EXCHANGE

AGREEMENT AND PLAN OF EXCHANGE, dated June 8, 2017 (the “Agreement”), among Driehaus Institutional Small Cap, L.P. and Driehaus Institutional Small Cap Recovery Fund, L.P., each a Delaware limited partnership, and Driehaus Small Cap Investors, L.P., and Driehaus Small Cap Recovery Fund, L.P., each an Illinois limited partnership (each a “Partnership,” together the “Partnerships”), Driehaus Mutual Funds, a Delaware statutory trust (the “Trust”), on behalf of Driehaus Small Cap Growth Fund (the “Fund”), Driehaus Capital Management (USVI) LLC, a Delaware limited liability company, as the sole general partner of each Partnership (the “General Partner”), and Driehaus Capital Management LLC, a Delaware limited liability company (the “Adviser”).

R E C I T A L S

1. The Trust is a no-load, open-end management investment company organized as a “series mutual fund.” The Trust currently has nine series: Driehaus Emerging Markets Growth Fund, Driehaus International Small Cap Growth Fund, Driehaus Emerging Markets Small Cap Growth Fund, Driehaus Active Income Fund, Driehaus Select Credit Fund, Driehaus Micro Cap Growth Fund, Driehaus Event Driven Fund, Driehaus Frontier Emerging Markets Fund and Driehaus Multi-Asset Growth Economies Fund, and one newly created series, the Fund. The Fund has a substantially similar investment objective and substantially similar investment policies as those of each of the Partnerships.

2. The General Partner and the Board of Trustees of the Trust (the “Board”) have determined that it is in the best interests of each Partnership and the Fund, respectively, that substantially all of the assets of each Partnership be acquired by the Fund pursuant to this Agreement and in accordance with applicable law.

3. Each Partnership and the Trust desire to enter into this Agreement and Plan of Exchange.

4. The Adviser, as the investment adviser to the Fund, and the General Partner and the Adviser, as the general partner and investment adviser to each Partnership, respectively, have agreed to certain terms and conditions set forth below.

In consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

PLAN OF EXCHANGE

The exchange will be comprised of the acquisition by the Fund of substantially all of the properties and assets of each Partnership (the “Assets”), including without limitation all cash, cash equivalents, securities, receivables (including interest and dividend receivables), claims and rights of action, rights to register shares under applicable securities laws, books and records, prepaid expenses shown as assets on each Partnership’s books and other property or assets owned by each Partnership at the Exchange Time (as defined in Section 6 below), in exchange for voting Institutional class common shares of beneficial interest of the Trust relating to the

Fund (the “Fund Shares”), and the immediate liquidating distribution to the partners of each Partnership (the “Partners”), of all of the Fund Shares received by such Partnership in exchange for their interests in such Partnership (“Interests”), all upon and subject to the terms set forth in this Agreement (the “Exchange”). The Fund will not assume any of a Partnership’s liabilities, debts, obligations or duties of any kind, whether absolute, accrued, contingent, known, unknown or otherwise (the “Liabilities”), except for accounts payable for securities purchased. In each Partnership’s distribution of its Fund Shares, each Partner in such Partnership will be entitled to receive Fund Shares in accordance with the Interests owned by such Partner immediately prior to such distribution and pursuant to the terms of the Limited Partnership Agreement of the respective Partnership (each an “LP Agreement”). As soon as practicable following the Exchange, any assets retained by a Partnership in excess of amounts needed to pay or provide for accrued Liabilities of such Partnership will be distributed to its Partners in accordance with their Interests in such Partnership pursuant to the terms of the LP Agreement of such Partnership, in complete liquidation of all such Interests. After the distribution of any such excess amounts and the Fund Shares, each Partnership will be completely liquidated and dissolved as soon as reasonably possible in accordance with applicable law and the LP Agreement of such Partnership. Each distribution by a Partnership of Fund Shares and Assets in excess of amounts needed to pay or provide for accrued Liabilities will be treated as a distribution, or one of a series of distributions, in complete liquidation of such Partnership.

AGREEMENT

In consideration of the following covenants and agreements, the Partnerships, the Trust, the General Partner and the Adviser agree as follows:

1. Representations and Warranties of the Partnerships. Each Partnership represents and warrants with respect to itself to the Trust and the other Partnerships and agrees that:

(a) Each of Driehaus Institutional Small Cap, L.P. and Driehaus Institutional Small Cap Recovery Fund, L.P. is a limited partnership duly formed and validly existing under the laws of the State of Delaware and each of Driehaus Small Cap Investors, L.P., and Driehaus Small Cap Recovery Fund, L.P. is a limited partnership duly formed and validly existing under the laws of the State of Illinois and has power to own all of its Assets and to carry out, execute, deliver and perform its obligations under this Agreement.

(b) This Agreement and the transactions contemplated by it hereunder, including the liquidation and dissolution of the Partnership have been duly authorized as of the date hereof by all necessary action on the part of the General Partner and this Agreement constitutes a valid and legally binding obligation of the Partnership and the General Partner, enforceable in accordance with its terms, except as the same may be limited by bankruptcy insolvency, fraudulent transfer, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights.

(c) The Partnership’s financial statements as of and for the period ended December 31, 2016 (the “Financial Statements”) fairly present the Partnership’s financial position and results of operations for the period covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

(d) Since December 31, 2016, there has not been any material adverse change in the Partnership’s financial position.

(e) Except as disclosed in the Financial Statements of the Partnership, and as incurred in the ordinary course of the Partnership’s business and disclosed in writing to and accepted by the Trust since the date of those Financial Statements, the Partnership has no known Liabilities, and there are no legal, administrative or other proceedings pending or, to the knowledge of the Partnership, threatened against the Partnership that have had or could reasonably be expected to have a material adverse effect on the Partnership or the Assets.

(f) At both the Valuation Time (as defined in Section 3(e) below) and the Exchange Time (if different), the Partnership will have full right, power and authority to sell, assign, transfer and deliver the Assets to be transferred by it under this Agreement. Upon such transfer, the Fund will acquire those Assets subject to no encumbrances, liens or security interests and without any transfer restrictions (other than encumbrances, liens, security interests or restrictions created by the Fund).

(g) The Partnership has filed on a timely basis or will file on a timely basis all federal, state, local and foreign tax returns that are or will be required to be filed by the Partnership and has paid on a timely basis or will pay on a timely basis all federal, state, local and foreign taxes, payable by it, whether or not shown to be due on said returns or on any assessments received by the Partnership or otherwise payable by the Partnership. No tax deficiency or liability of the Partnership has been asserted, and no question with respect thereto has been raised, by the Internal Revenue Service or by any state, local or foreign tax authority, for taxes in excess of those already paid and, to the best of the Partnership’s knowledge, there is no basis for such assertion to be made or question to be raised. The Partnership has timely withheld and timely paid all taxes required to have been withheld and paid in connection with any amounts paid, owing, or allocable to any partner, employee, independent contractor, creditor or other third party and all information statements, tax returns, forms and schedules required with respect thereto have been properly completed and timely filed or delivered, as applicable.

(h) No consent, approval, authorization, filing or order of any court or governmental authority is required for the consummation by the Partnership of the transactions contemplated by this Agreement, except (i) for the filing of a post-effective amendment to the Trust’s registration statement on Form N-1A and (ii) such as may otherwise be required under the Investment Company Act of 1940, as amended (the “1940 Act”).

(i) All of the issued and outstanding Interests of the Partnership have been offered for sale and sold in conformity with all applicable federal and state securities laws and when sold were duly and validly issued, fully paid and nonassessable.

(j) There are no material contracts outstanding or other commitments or understandings (other than this Agreement and the Partnership’s LP Agreement) to which the Partnership is a party, other than those disclosed in writing to and accepted by the Trust.

(k) As of the Valuation Time, the Partnership will have the same procedures as the Fund for determining its net asset value.

2. Representations and Warranties of the Trust. The Trust, on behalf of the Fund, represents and warrants to each Partnership and agrees that:

(a) The Trust is a statutory trust duly formed and validly existing under the laws of Delaware and has power to carry on its business as it is now being conducted and to carry out, execute, deliver and perform its obligations under this Agreement. Each series of the Trust, including without limitation the Fund with respect to its first taxable year which will include the Exchange Time, is or will be treated as a separate corporation for U.S. federal income tax purposes. There is no plan or intention for the Trust to change such federal income tax classification for any such series.

(b) The Trust has filed a post-effective amendment to its registration statement on Form N-1A relating to the Fund (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

(c) At the Exchange Time, all Fund Shares to be issued to the Partnerships will have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and nonassessable; and no person, including without limitation any shareholder of the Trust, will have any preemptive right of subscription or purchase with respect to any Fund Shares. The Fund has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or similar contracts or commitments.

(d) No consent, approval, authorization, or order of any governmental authority is required for the consummation by the Trust of the transactions contemplated by this Agreement, except (i) for the filing of a post-effective amendment to the Trust’s Registration Statement and (ii) such as may otherwise be required under the 1940 Act.

(e) The issuance of Fund Shares pursuant to this Agreement will be in compliance with all applicable federal and state securities laws.

(f) Immediately after the Exchange, the Partners of the Partnerships will own all of the issued and outstanding shares of the Fund and will own such shares solely as a result of the Exchange.

(g) As of the Valuation Time, the Fund will have the same procedures as the Partnerships for determining its net asset value.

(h) The Fund is a newly created separate series of the Trust that was formed solely for the purpose of participating in the Exchange. The Fund has not commenced operations or engaged in any business activity, other than such activities as are necessary for the organization of a new series of an investment company prior to its commencement of operations. There shall be no issued and outstanding shares of the Fund prior to the Exchange Time other than one initial share of each class of the Fund that will be issued to the Adviser to permit it to approve certain matters to facilitate the organization of the Fund (the “Initial Shares”). The Fund will redeem and cancel such Initial Shares prior to the Exchange Time in exchange for an amount equal to the consideration received by the Fund for such Initial Shares so that the Fund will own no assets at the time of the Exchange. Except with respect to the consideration received in exchange for the issuance of the Initial Shares, the Fund has not owned any assets and will not own any assets prior to the Exchange Time.

3. Transfer of Assets.

(a) Subject to the terms and conditions contained in this Agreement, the Trust, on behalf of the Fund, agrees to acquire from each Partnership, and each Partnership agrees to transfer to the Fund, simultaneously, at the Exchange Time all the Assets of the respective Partnership (subject to the retention by each Partnership of assets sufficient, in the reasonable judgment of the General Partner, to pay such Partnership’s accrued Liabilities that will not be assumed by the Fund and any assets that the Fund is not permitted, or that it has reasonably determined to be inappropriate, in type or amount, for investment by the Fund) in exchange for the number of Fund Shares determined in accordance with Section 4 below. Immediately after the Exchange Time, each Partnership shall make a liquidating distribution of all the Fund Shares received by it to its Partners in accordance with their respective Interests in the Partnership immediately prior to such distribution pursuant to the terms of such Partnership’s LP Agreement. Any Assets retained by a Partnership, after paying or providing for the payment of all of its Liabilities that were not assumed by the Fund, shall be distributed by the Partnership or its agent within 60 days of the date of the Exchange to its Partners of record in accordance with their respective Interests in the Partnership as of such time, pursuant to the terms of such Partnership’s LP Agreement.

(b) Each Partnership shall pay or cause to be paid to the Trust for the account of the Fund within 15 days of receipt any interest, dividends or other income or proceeds received after the Exchange Time with respect to securities transferred to the Fund under this Agreement. Each Partnership shall transfer to the Fund within 15 days of receipt any distributions, rights, stock dividends or other securities received by such Partnership after the Exchange Time as distributions on or with respect to the securities transferred. Any such distribution shall be deemed included in the Assets transferred to the Fund at the Exchange Time and shall not be separately valued unless the securities in respect of which such distribution is made shall have gone “ex” such distribution prior to the Valuation Time (as defined in Section 3(e) below), in which case any such distribution that remains unpaid at the Exchange Time shall be included in the determination of the value of the Assets acquired by the Fund. Notwithstanding the foregoing, the Fund shall not be entitled to receive any interest, dividends, other distributions or other income or proceeds with respect to assets not transferred to it under this Agreement.

(c) All of each Partnership’s accrued expenses will be paid out of such Partnership’s retained assets and all known Liabilities of each Partnership will be paid or reserved for by such Partnership prior to the Exchange. No Liabilities of any Partnership will be transferred to, or assumed by, the Fund or the Trust, except for accounts payable for securities purchased.

(d) Each Partnership and the General Partner will be responsible for all Liabilities of such Partnership, other than Liabilities for accounts payable for securities purchased that are assumed by the Fund.

(e) The “Valuation Time” shall be 3:00 p.m., Central time, on the last business day of the month during which the conditions of Sections 8, 9 and 10 are satisfied (the “Valuation Date”), or such other date and time as may be mutually agreed upon in writing by each of the Partnerships and the Trust.

4. Shares Issued in Exchange for Assets and Valuation. Full Fund Shares and, to the extent necessary, fractional Fund Shares, of an aggregate net asset value equal to the value of the Assets of a Partnership acquired by the Fund (less any liabilities of such Partnership that are assumed by the Fund) shall be issued by the Trust, on behalf of the Fund, in exchange for such Assets of such Partnership. Value in all cases shall be determined as of the Valuation Time. The net value of the Assets of each Partnership to be acquired by the Fund shall be determined in accordance with the procedures for determining the value of the Fund’s assets described under the caption “Shareholder Information — Net Asset Value” in the preliminary prospectus for the Fund that forms part of the Registration Statement filed by the Trust. The Trust, on behalf of the Fund, shall issue Fund Shares to each Partnership and each Partnership will receive an aggregate number of Fund Shares (including fractional Fund Shares) equal to the total net value of the Assets of such Partnership transferred to the Fund at the Exchange Time, divided by $10.00 (or such other value as shall be otherwise mutually determined at a later date by the Trust and the Partnership), which for the purposes of this Section 4 shall be the initial net asset value of one Fund Share. In lieu of delivering certificates for Fund Shares, the Trust will credit the Fund Shares to each Partnership’s account on the share record books of the Trust and shall deliver a confirmation of that credit to each Partnership. Each Partnership shall then deliver written instructions to the Trust’s transfer agent to set up accounts for its Partners on the share record books of the Trust relating to the Fund.

5. Notice. Each Partnership has provided or will provide to its Partners a memorandum with respect to the transactions contemplated hereby, which includes a copy of the preliminary prospectus for the Fund included in the Registration Statement for the Trust.

6. Delivery of Assets; Exchange Time. With respect to the Exchange, delivery of the Assets to be transferred and Fund Shares to be issued shall be made as of the Valuation Time, or such other date and time mutually agreed to by the Partnerships and the Trust. The date and time upon which such delivery is to take place is referred to in this Agreement as the “Exchange Time.” The Assets to be transferred shall be delivered at the Exchange Time to the Trust’s custodian or relevant subcustodian (in either case, the “Custodian”), as directed by the Trust prior to the Exchange Time, for the account of the Fund, with all securities not in bearer form duly endorsed, or accompanied by duly endorsed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps or other authorizations, if any, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Fund free and clear of all liens, encumbrances, rights, restrictions and claims. All cash delivered by the Partnerships shall be in the form of immediately available funds payable to the order of the Fund.

7. Covenants of the Trust and the Partnerships.

(a) The Trust and each Partnership each covenants to operate its business in the ordinary course from the date hereof through the Exchange Time. Neither the Trust nor a Partnership shall take any action that would, or reasonably would be expected to, result in any of its representations and warranties set forth in this Agreement, or made in connection with this Agreement, being or becoming untrue in any material respect.

(b) Subject to the provisions of this Agreement, the Trust and each Partnership shall each take, or cause to be taken, all actions, and/or cause to be done, all things reasonably necessary, proper and/or advisable to consummate and make effective the transactions contemplated by this Agreement.

(c) The Trust and each Partnership each covenant to inform the other parties to this Agreement of any matter occurring from the date hereof through the Exchange Time that has had or could reasonably be expected to have a material adverse effect on the operation of its business.

(d) Each Partnership shall have delivered to the Trust a statement of the Partnership’s assets and liabilities as of the Exchange Time, certified by the General Partner.

(e) The Trust and each Partnership shall each use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

(f) The Trust and each Partnership each covenant that it will, from time to time, as and when requested by the other parties to this Agreement, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action, as any other party may deem necessary, or desirable to vest in and confirm to (i) the Fund, title to and possession of all the Assets to be transferred to the Fund, and (ii) each Partnership, title to and possession of the Fund Shares to be delivered to it hereunder, and otherwise to carry out the intent and purpose hereof.

(g) The Fund will elect and qualify to be treated as a regulated investment company, as defined in section 851(a) of the Internal Revenue Code of 1986, as amended, for its taxable year that includes the Exchange Time.

8. The Trust’s Conditions Precedent. The obligations of the Trust under this Agreement with respect to the Partnerships shall be subject to the following conditions:

(a) Each Partnership shall have furnished to the Trust a statement of the Partnership’s net assets, including without limitation a list of securities owned by the Partnership with their respective adjusted bases for tax purposes, holding periods for tax purposes and values determined as provided in Section 4 above, all as of the Valuation Time.

(b) As of the Valuation Time and as of the Exchange Time all representations and warranties of each Partnership made in this Agreement shall be true and correct as if made at and as of each such time, and each Partnership shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such times.

9. Each Partnership’s Conditions Precedent. The obligations of each Partnership under this Agreement with respect to the Trust shall be subject to the following conditions:

(a) This Agreement shall have been approved by the Board, which shall be composed of a majority of members that are not interested persons as defined by the 1940 Act (“Independent Trustees”), and by a majority of its Independent Trustees.

(b) As of the Valuation Time and as of the Exchange Time all representations and warranties of the Trust made in this Agreement shall be true and correct as if made at and as of each such time, and the Trust shall have complied with all of the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such times.

10. The Trust’s and each Partnership’s Conditions Precedent. With respect to the Exchange, the obligations of the Trust and each Partnership under this Agreement shall be subject to the following conditions:

(a) At the Exchange Time, each Partnership shall have delivered to the Trust and the Trust shall have delivered to each Partnership an officer’s certificate, in a form reasonably satisfactory to the other party, to the effect that the representations and warranties referenced in Section 8(b) and Section 9(b) of this Agreement, respectively, are true and correct as of the Exchange Time.

(b) There shall not be any litigation pending with respect to the Exchange.

(c) No consent, approval, authorization, or order of any governmental authority is required for the consummation of the transactions contemplated by this Agreement.

(d) The post-effective amendment to the Trust’s Registration Statement registering the Fund Shares shall have become effective under the 1933 Act and the 1940 Act.

(e) The Trust and the Partnerships shall have received a written opinion of Vedder Price P.C. as to the following federal income tax consequences of the Exchange substantially as follows: (i) no gain or loss will be recognized by a Partnership on the transfer of its Assets to the Fund solely in exchange for Fund Shares and the assumption by the Fund of the Partnership’s accounts payable for securities purchased; (ii) no gain or loss will be recognized by the Fund upon receipt of a Partnership’s Assets solely in exchange for Fund Shares and the assumption by the Fund of the Partnership’s accounts payable for securities purchased; (iii) no gain or loss will be recognized by a Partnership upon the distribution of Fund Shares to the Partners of the Partnership in exchange for such Partners’ Interests in the Partnership; (iv) no gain or loss will be recognized by the Partners of a Partnership upon the exchange of their Interests in the Partnership solely for Fund Shares in the Exchange although a Partner may recognize gain to the extent that any money distributed (or deemed to be distributed, including without limitation such Partner’s allocable share of any Liabilities assumed by the Fund) exceeds the Partner’s adjusted basis in his, her or its Interests in the Partnership immediately before the distribution; (v) the basis to the Fund of the Assets transferred to it from a Partnership will be the same as the basis of such Assets in the hands of the Partnership immediately prior to the Exchange; (vi) the basis of the Fund Shares received by a Partnership will be equal to the basis of the Assets exchanged therefor by the Partnership, reduced by the amount of any Liabilities of the Partnership assumed by the Fund; (vii) the basis of the Fund Shares and any other assets (except money) received by the Partners of a Partnership in liquidation of their Interests in the Partnership will be, with respect to each Partner, equal to the adjusted basis of such Partner’s Interest in the Partnership, reduced by any money distributed to such Partner as a part of the liquidation (or money deemed to be distributed to such Partner, including without limitation such Partner’s allocable share of any Liabilities assumed by the Fund); (viii) the holding period of the Assets received by the Fund from a Partnership will be the same as the holding period of the Assets in the hands of the Partnership immediately prior to the Exchange; (ix) the holding period of the Fund Shares received by a Partnership will include the various periods during which the various Assets exchanged therefor were held by the Partnership, provided such Assets were capital assets or section 1231 property in the hands of the Partnership immediately prior to the Exchange; and (x) the holding period of the Fund Shares received by each Partner of a Partnership will include the various periods during which the Partnership is treated as having held the Fund Shares. In connection with obtaining these opinions, the Trust, on behalf of the Fund, and each Partnership will be required to make certain representations and warranties to counsel and the opinion will be subject to such representations being true and accurate and other customary exclusions and limitations. The Trust and each Partnership agree to cooperate in providing such representations and warranties to counsel. No opinion will be expressed as to any federal tax issues except those set forth above or as to any state, local or foreign tax issues of any kind.

11. Expenses. Whether or not the Exchange is consummated, the Adviser agrees to pay all expenses incurred (including, but not limited to, costs incurred in connection with preparing and filing a post-effective amendment to the Trust’s Registration Statement, printing expenses, mailing costs, fees and disbursements of counsel and accountants and costs associated with the sale or transfer of assets) by each Partnership and the Trust in connection with the Exchange.

12. Broker or Finder’s Fee. Each Partnership and the Trust each represent that there is no person who has dealt with it and who by reason of such dealings is entitled to any finder’s or other similar fee or commission arising out of the transactions contemplated by this Agreement.

13. Termination of Agreement. This Agreement may be terminated entirely, at any time prior to the Exchange Time, by (a) mutual consent of the General Partner of the Partnerships and the Board, evidenced by appropriate resolutions; or (b) a determination by the Board or the General Partner of the Partnerships that the consummation of the Exchange is not in the best interests of the Fund or a Partnership, respectively, and notice given to the other parties hereto. In such an event, this Agreement shall become void and have no effect as to the terminated Exchange, without any liability on the part of any party to it or the trustees, officers or shareholders of the Trust, the Partners, the General Partner of the Partnerships or the Adviser, except for the obligation of the Adviser to pay expenses as provided in Section 11 above.

14. Waiver. At any time prior to the Exchange Time, the General Partner of the Partnerships or the Board may (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracy in the representations of the other; and (c) waive compliance by the other with any of the agreements or conditions set forth herein. Any such extension or waiver must be in writing.

15. No Survival of Representations. Other than Sections 1(g), 3(d), 7(b), 7(f), 7(g) and 11, none of the representations, warranties or covenants in this Agreement shall survive the Exchange Time.

16. Entire Agreement; Governing Law. Except as provided herein, this Agreement supersedes all previous correspondence or oral communications among the parties regarding the transactions contemplated by this Agreement, constitutes the only understanding with respect to such transactions, may not change except by an agreement signed by each party and shall be construed in accordance with and governed by the laws of the State of Delaware.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Exchange to be executed and attested on its behalf by its duly authorized representatives and its seal, if any, to be affixed hereto, all as of the day and year first written above.

DRIEHAUS INSTITUTIONAL SMALL CAP, L.P., a Delaware limited partnership

By:	/s/Michelle L. Cahoon
Its:	Vice President and Treasurer of Driehaus Capital Management (USVI) LLC, a Delaware limited liability company, General Partner

DRIEHAUS INSTITUTIONAL SMALL CAP RECOVERY FUND, L.P., a Delaware limited partnership

By:	/s/Michelle L. Cahoon
Its:	Vice President and Treasurer of Driehaus Capital Management (USVI) LLC, a Delaware limited liability company, General Partner

DRIEHAUS SMALL CAP INVESTORS, L.P., an Illinois limited partnership

By:	/s/Michelle L. Cahoon
Its:	Vice President and Treasurer of Driehaus Capital Management (USVI) LLC, a Delaware limited liability company, General Partner

DRIEHAUS SMALL CAP RECOVERY FUND, L.P., an Illinois limited partnership

By:	/s/Michelle L. Cahoon
Its:	Vice President and Treasurer of Driehaus Capital Management (USVI) LLC, a Delaware limited liability company, General Partner

DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust, on behalf of Driehaus Small Cap Growth Fund

By:	/s/Michelle L. Cahoon
Its:	Vice President and Treasurer

DRIEHAUS CAPITAL MANAGEMENT (USVI) LLC, a Delaware limited liability company

By:	/s/Stephen J. Kneeley
Its:	Interim President and CEO

DRIEHAUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company

By:	/s/Stephen J. Kneeley
Its:	Interim President and CEO